Exhibit 10.1

LEASE SURRENDER AND TERMINATION AGREEMENT

I. PARTIES AND DATE.

This Lease Surrender and Termination Agreement (“Agreement”) is made and entered into as of this 5th day of August, 2009, between THE IRVINE COMPANY LLC, a Delaware limited liability company (“Landlord”), and ARCA BIOPHARMA, a Delaware corporation (“Tenant”) as successor-in-interest to NUVELO, INC., a Nevada corporation (“Original Tenant”).

II. RECITALS.

Pursuant to a lease dated April 30, 2001, as amended by a First Amendment to Lease dated August 1, 2002, by a Second Amendment to Lease dated October 21, 2003, and by a Third Amendment to Lease dated September 15, 2005 (collectively, the “Lease”), Landlord leased to Tenant those certain premises (“Premises”) located at 985 Almanor, Sunnyvale, California, as more fully described in the Lease.

Pursuant to a Consent to Subletting dated December 22, 2008 (the “Consent”), Landlord consented to the subletting of the Premises to Calisolar, Inc., a Delaware corporation.

Landlord and Tenant desire to terminate the Lease upon the terms and conditions contained in this Agreement.

III. TERMINATION.

For valuable consideration:

A. Date. Subject to the timely performance by Tenant of its obligations herein, Landlord and Tenant agree that the Lease shall terminate on July 31, 2009 (“Termination Date”). Tenant shall quit and surrender possession of the Premises to Landlord on the Termination Date as more particularly provided in Section 15.3 of the Lease, as amended by the provisions of Section V.E of the Consent.

B. Consideration. Tenant hereby agrees to pay Landlord, in addition to all rent owing through the June 30, 2009, the sum of Eight Million Five Hundred Thousand Dollars ($8,500,000.00) (the “Termination Payment”) as consideration for Landlord’s entering into this Agreement. In addition to being the consideration for Landlord agreeing to enter into this Agreement, the parties acknowledge and agree that Tenant’s payment of the Termination Payment shall be in lieu of its obligation to pay Basic Rent and Operating Expenses under the Lease for the month of July 2009. The Termination Payment shall be paid to Landlord, within two (2) business days from and after execution and delivery of this Agreement, as follows: (i) Tenant shall wire or otherwise deliver to Landlord the sum of One Million Nine Hundred Fifty-Seven Thousand One Hundred Twenty-One Dollars ($1,957,121.00), (ii) Landlord shall retain the full amount of the cash “Security Deposit” currently being held by Landlord pursuant to the Lease in the amount of Five Hundred Forty-Two Thousand Eight Hundred Seventy-Nine Dollars ($542,879.00), and (iii) Landlord shall be entitled to draw down upon, and to retain, the full amount of the letter of credit issued by Silicon Valley Bank (the “Bank”) in the amount of Six Million Dollars ($6,000,000.00) as security for Tenant’s obligations under the Lease. If requested by Landlord, Tenant agrees to authorize in a writing directed to the Bank said draw down by Landlord of the letter of credit.

C. Landlord’s Conditional Release of Tenant. Except for (i) the Termination Payment required to be paid by Tenant pursuant to Section III.B above, (ii) any rent or other charges owed by Tenant, or other obligations required of Tenant, set forth in the Lease from and after the date of this Agreement through including the Termination Date, and (iii) any obligations, liabilities or losses which are based on this Agreement or any indemnity or hold harmless agreement set forth in the Lease (collectively the “Excluded Claims”), effective upon the ninety-first (91st) day after Landlord’s receipt of the Termination Payment, Landlord forever releases and discharges Tenant from any and all rights, causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, claims in bankruptcy, liabilities, and demands of every kind and character in any way related to or arising from the Lease, provided however, that the release granted by Landlord in this Section III.C shall: (x) all times be subject to the provisions of Section III.D and Article IV of this Agreement, and (y) not become effective and shall be null and void if a “Bankruptcy Event” (as defined in Section III.D below) occurs on or before the ninetieth (90th) day after Landlord’s receipt of the Termination Payment. Tenant acknowledges and agrees that certain charges (including, without limitation, common area maintenance expenses, and real property taxes) payable by it under the Lease may not have been calculated or billed or, if applicable, reconciled or annually adjusted, as of the Termination Date, and that Tenant shall nonetheless be responsible for all such charges attributable to any period prior to the Termination Date as an Excluded Claim, and shall pay same to Landlord within ten (10) days after receipt of an invoice therefor. In connection with the foregoing conditional release (which does not include the Excluded Claims), Landlord hereby expressly waives the provisions of Section 1542 of the California Civil Code, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.”

It is understood by Landlord that if the facts or law with respect to which the foregoing conditional release is given hereafter turn out to be other than or different from the facts or law in that connection not known to be or believed by Landlord to be true, then Landlord hereto expressly assumes the risk of the facts or law turning out to be so different, and agrees that the foregoing conditional release shall be in all respects effective and not subject to termination or rescission based upon such differences in facts or law.

D. Bankruptcy Event. The parties agree (and Tenant acknowledges Landlord’s express reliance thereon) that upon (i) Tenant filing a voluntary petition or becoming the subject of an involuntary petition seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under an present or future federal, state or foreign act or law relating to bankruptcy or insolvency, including without limitation, Chapters 7 and 11 of the Bankruptcy Code (collectively and each individually, a “Bankruptcy Event”), and (ii) the initiation in any such proceeding of an action to avoid or recover the payments made to Landlord under this Agreement (including, without limitation, the Termination Payment) pursuant to the provisions of Chapter 5 of the Bankruptcy Code or any similar state or foreign law, the release set forth in Section III.C above shall be null and void and Landlord shall retain any and all claims that may exist under the Lease or otherwise against Tenant.

E. Tenant’s Unconditional Release of Landlord. Effective upon the date of this Agreement, Tenant forever releases and discharges Landlord from any and all rights, causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, claims in bankruptcy, liabilities and demands of every kind and character in any way related to or arising from the Lease. Not by way of limitation of the foregoing, Tenant represents that Landlord has not failed to perform, and is not in any respect in default or otherwise liable in the performance of, any of its obligations under the Lease, nor in connection with the negotiation and execution of the Lease, the administration of the Lease, and the leasing, operations, or management of the Building. In connection with the foregoing unconditional release, Tenant hereby expressly waives the provisions of Section 1542 of the California Civil Code, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.”

It is understood by Tenant that if the facts or law with respect to which the foregoing release is given hereafter turn out to be other than or different from the facts or law in that connection not known to be or believed by Tenant to be true, then Tenant hereto expressly assumes the risk of the facts or law turning out to be so different, and agrees that the foregoing release shall be in all respects effective and not subject to termination or rescission based upon such differences in facts or law.

IV. TENANT’S REPRESENTATIONS AND WARRANTIES.

A. Authorization/Reasonably Equivalent Value: Tenant represents and warrants that in the Execution of this Agreement, Tenant was not acting under any misapprehension as to the effect hereof, and acted freely and voluntarily and was not acting under any coercion or duress; that the execution of this Agreement was duly authorized by Tenant; and that Tenant believed and now believes that the consideration given by each party for this Agreement represents reasonably equivalent value.

B. Solvency of Tenant: Tenant represents and warrants that it is not currently insolvent as that term is defined in Section 101(32) of Title 11 of the United States Code (the “Bankruptcy Code”), nor will Tenant become insolvent as a result of this Agreement.

C. Agreement Improves Tenant’s Financial Position: Tenant represents and warrants that the completion of this Agreement will enhance Tenant’s overall financial position and that Tenant has proffered and requested this Agreement to improve its financial position.

V. CONTINGENCY.

The effectiveness of this Agreement shall be contingent upon the mutual execution and delivery of: (i) an amendment to Landlord’s lease agreement with Calisolar, Inc., a Delaware corporation (“Calisolar”), on terms and conditions acceptable to Landlord, amending Landlord’s lease agreement with Calisolar for these Premises to, among other matters, adjust Calisolar’s Basic Rent obligations under the said lease agreement, and (ii) a termination agreement for Tenant’s sublease agreement with Calisolar for the Premises on terms and conditions acceptable to Tenant.

VI. GENERAL.

A. Counterparts. If this Agreement is executed in counterparts, each shall be considered an original. Any photographic, photostatic, or other copy of this Agreement may be introduced in a proceeding subject to state or federal rules of evidence without foundation.

B. Defined Terms. All words commencing with initial capital letters in this Agreement which are not defined in this Agreement shall have the same meaning in this Agreement as in the Lease.

C. Corporate and Partnership Authority. If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Agreement for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Agreement for the corporation or partnership and that this Agreement is binding upon the corporation or partnership in accordance with its terms.

D. Attorneys’ Fees. The provisions of the Lease respecting payment of prevailing attorneys’ fees shall also apply to this Agreement.

VII. EXECUTION.

Landlord and Tenant have executed this Agreement as of the day and year first written above.

LANDLORD:		TENANT:

THE IRVINE COMPANY LLC,		ARCA BIOPHARMA, INC.,
a Delaware limited liability company		a Delaware corporation

By	/s/ Richard I. Gilchrist	By	/s/ Christopher D. Ozeroff
	Richard I. Gilchrist		Christopher D. Ozeroff
	Executive Vice President		EVP Business Development and
General Counsel

By	/s/ E. Valjean Wheeler	By	/s/ Michael R. Bristow
	E. Valjean Wheeler, President		Michael R. Bristow
	Office Properties		President and CEO